EXHIBIT 11


                             THACKERAY CORPORATION

                  STATEMENT RE COMPUTATION OF PER SHARE DATA
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                           PRIMARY AND FULLY DILUTED
                           -------------------------


                                          1996           1995          1994
                                          ----           ----          ----

Weighted average shares outstanding
    during the year                    5,107,401      5,107,401      5,107,401

Net Income (loss) attributable to
    common stock:

    Continuing Operations                $594,000     ($719,000)     ($861,000)

    Discontinued Operations                   -      (1,216,000)     1,031,000
                                       ----------   -----------      ---------
                                         $594,000   ($1,935,000)      $170,000
                                       ==========   ===========      =========
Net Income (loss) Per Share

    Continuing Operations                    $.12         ($.14)         ($.17)

    Discontinued Operations                   -            (.24)           .20
                                            -----           ---            ---
                                             $.12         ($.38)          $.03
                                            =====          ====           ====